Exhibit 99.1

Contact: Shaun A. Burke                    For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
NEW EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

SPRINGFIELD, MO - (August 11, 2005) - Guaranty Federal Bancshares, Inc, ("the Company") (NASDAQ:GFED), the holding company for Guaranty Bank, announced today the appointment of Carter M. Peters as Executive Vice President and Chief Operating Officer of the Company and of Guaranty Bank effective August 8, 2005. Prior to joining the Bank, Mr. Peters, age 35 was employed by Southern Missouri Bank in Marshfield, Missouri for approximately two years where he served as Chief Financial Officer. Prior to Southern Missouri Bank Mr. Peters was employed by BKD, LLP for approximately eleven years.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; and fluctuation in inflation.

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has eight branches and 20 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.